Exhibit 1.01

Conflict Minerals Report

Arconic Inc. has included this Conflict Minerals Report as an exhibit to its Form SD for 2016 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”).

Unless the context indicates otherwise, the terms “Arconic,” “Company,” “we,” “its,” “us” and “our” refer to Arconic Inc. and all subsidiaries consolidated for the purposes of its financial statements that were in-scope for the 2016 compliance period. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

Certain statements in this report relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements concerning the additional steps that Arconic intends to take to mitigate the risk that its necessary 3TG finance or benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties may include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG, and (3) political and regulatory developments, whether in the Democratic Republic of the Congo (“DRC”) region, the United States or elsewhere and the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the Securities and Exchange Commission (the “SEC”). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

I.	Overview

Arconic is a global leader in lightweight metals engineering and manufacturing. Arconic’s innovative, multi-material products, which include aluminum, titanium, and nickel, are used worldwide in aerospace, automotive, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics, and industrial applications.

The separation of Alcoa Inc. into two standalone, publicly-traded companies, Arconic Inc. (the new name for Alcoa Inc.) and Alcoa Corporation, became effective on November 1, 2016 (the “Separation Transaction”). Arconic continued to own the Engineered Products and Solutions, the Global Rolled Products (except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia), and the Transportation and Construction Solutions segments. Alcoa Corporation included the Alumina and Primary Metals segments and the Warrick, IN rolling operations and equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which were formerly part of Arconic’s Global Rolled Products segment.

In addition, in April 2016, Arconic completed the sale of the Remmele Medical business to LISI MEDICAL. This business manufactures precision-machined metal products for customers in the minimally invasive surgical device and implantable device markets. The segments, operations and equity interest included in Alcoa Corporation in the Separation Transaction and the Remmele Medical business are not described in this report.

We are subject to the Conflict Minerals Rule because 3TG are necessary to the functionality or production of certain discrete products and product lines manufactured by Arconic (these 3TG are sometimes referred to herein as “necessary 3TG”). Necessary 3TG content constitutes a small portion of the materials content of our products and many of our products do not contain any 3TG. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

We have filed this Conflict Minerals Report because, for 2016, some of our in-scope products contained 3TG that either were of an undetermined origin or were processed by compliant smelters that we believe, based on publicly available information, may have sourced a portion of their ore from the DRC or an adjoining country. Through the date of this report, we are unaware and have no knowledge that any of the necessary 3TG contained in our in-scope products directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country. However, we make no assertion that any of our products are “DRC conflict free.” The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

See “Product, Smelter and Refiner and Country of Origin Information” below for information concerning our in-scope products, identified smelters and refiners and country of origin information.

For 2016, we generally did not directly source 3TG from smelters or refiners, and we did not have direct relationships with any 3TG mines.

II.	Reasonable Country of Origin Inquiry Information

See the Form SD to which this Conflict Minerals Report is an exhibit for a discussion of the “reasonable country of origin inquiry” that we conducted.

III.	Due Diligence

Due Diligence Program Design

We designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”).

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Our application of the OECD Guidance in respect of 2016 is discussed below. The headings for each of the steps in the next section conform to the headings used in the OECD Guidance for each of its five steps.

Due Diligence Program Execution

In furtherance of our 3TG due diligence, we performed the following due diligence measures in respect of 2016. These were not all of the discrete measures that we took in furtherance of our 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance.

1.	OECD Guidance Step One: “Establish strong company management systems”

a.	We maintain a team charged with managing our 3TG compliance strategy, that ultimately reports to the Chief Procurement Officer and the Chief Legal Officer. The following functional areas were represented on the working group: external reporting; legal; and procurement. We also appointed representatives from each reporting segment or business unit with potentially in-scope products. Selected internal personnel were educated on the Conflict Minerals Rule, our compliance plan and the procedures for reviewing and validating supplier responses to our inquiries. We also used specialist outside counsel to assist us with certain aspects of our compliance efforts for 2016.

b.	Some of the compliance measures described herein were performed on our behalf by the Service Provider (as defined below).

c.	Arconic’s procurement function maintains a standard operating procedure (“SOP”) governing purchases of 3TG and materials or products containing 3TG. The SOP defines the processes that our procurement function uses to source 3TG and materials or products containing 3TG and to support the annual disclosure of country of origin information for those minerals. The SOP provides that we will only purchase 3TG or materials or products containing 3TG from suppliers that can provide acceptable certification that the minerals did not originate from sources that directly or indirectly financed or benefitted armed groups in the DRC or its adjoining countries.

d.	We used the then latest Revision of the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (“CFSI”) to identify smelters and refiners in our supply chain. We maintain business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, in a structured computerized database, for at least five years.

e.	We furnished our direct suppliers that we determined to be potentially in-scope for purposes of our compliance with the Conflict Minerals Rule (the “Suppliers”) with an introductory email and a blank copy of the CMRT for their use in responding.

f.	To help ensure the quality and completeness of the CMRTs received from the Suppliers, certain Suppliers were provided access to the Service Provider’s online resource center. There were also opportunities to participate in webinars offered by the Service Provider, providing information on the Conflict Minerals Rule.

g.	We have a grievance mechanism for employees, suppliers and other interested parties to report violations of our 3TG program compliance requirements.

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.	We determined which of our products were in-scope or potentially in-scope for purposes of our compliance with the Conflict Minerals Rule through product specifications, bills of material, supplier inquiries, elemental composition limits, spectrographic analysis of the product composition and other information known to us.

b.	We engaged a third-party supply chain compliance resource (the “Service Provider”) to conduct a portion of our supplier outreach, and collect and compile Supplier responses and to assist us in our review and analysis of CMRTs.

c.	The Service Provider requests by email that suppliers provide us with information, through the completion of a CMRT or its equivalent survey mechanism, concerning the usage and source of 3TG in their products, as well as information concerning the suppliers’ related compliance measures. Suppliers were requested to provide information at a “product” level. Both we and the Service Provider follow up multiple times, if required, by email or phone with suppliers that do not respond to the request within the specified time frame. For 2016, our overall Supplier response rate was 71%.

d.	The Service Provider reviews the responses received from suppliers for plausibility, consistency and gaps. It follows up by email or phone with suppliers that submit a response that triggers any one of seven specified quality control flags. We also reviewed the completed responses received from Suppliers and followed up with Suppliers where we determine it to be appropriate in accordance with our internal written evaluation criteria.

e.	Smelter and refiner information provided by suppliers is reviewed against the Service Provider’s internal database. To the extent not in that database, it requests that the supplier confirm that the listed entity is a smelter or refiner.

f.	Smelter and refiner information also is reviewed by the Service Provider against the lists of Compliant and Active (as defined herein), or the equivalent, smelters and refiners published by the CFSI, the London Bullion Market Association and the Responsible Jewellery Council. For 2016, we achieved increased transparency in our 3TG supply chain through the identification by our Suppliers of 93 smelters, compared with the 44 smelters identified for 2015.

g.	To the extent that a smelter or refiner identified by a supplier is not listed as Compliant or the equivalent by an independent third-party, the Service Provider attempts to contact the smelter or refiner to gain more information about its sourcing practices, including countries of origin and transfer and whether there are internal due diligence procedures in place or other processes that the smelter or refiner takes to track the chain of custody on the source of its 3TG. Internet research is also performed to determine whether there are any outside sources of information regarding the smelter’s or refiner’s sourcing practices. “Red flags” are assigned to smelters and refiners where there is evidence of sourcing from a “Level 2 country” (i.e., a known or plausible country for smuggling out of the DRC region, export or transit) or declaration of sourcing from countries which are unknown reserves for a given metal. Compliant smelters and refiners are reviewed against the Service Provider’s internal country of origin database.

h.	If a supplier does not provide information concerning the processors of 3TG in its supply chain, the Service Provider requests information on the suppliers’ Tier 2 suppliers. The Tier 2 suppliers, and subsequent tiers of suppliers as identified to the Service Provider, are then contacted by the Service Provider following the procedures described above.

i.	Based on the information furnished by our suppliers, the Service Provider and other information known to us, we assess the risks of adverse impacts.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.	Our 3TG compliance team reports its findings to our Chief Procurement Officer and Chief Legal Officer.

b.	Under our risk mitigation strategy, we take such risk mitigation efforts as we deem to be appropriate based on the findings of our supply chain risk assessment. Our risk mitigation efforts are determined by the particular facts and circumstances and risks identified.

c.	To mitigate the risk that our necessary 3TG finance or benefit armed groups, we also intend to engage in the additional measures discussed under “Additional Risk Mitigation Efforts” below.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

In connection with our due diligence, we utilized information from the Service Provider and information made available by the CFSI concerning independent third-party audits of smelters and refiners.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

We have filed a Form SD and this Conflict Minerals Report with the SEC and made available on our website the Form SD and this Conflict Minerals Report.

IV.	Product, Smelter and Refiner and Country of Origin Information

Product Information

For 2016, the following in-scope products had necessary 3TG that originated or may have originated from the DRC or its adjoining countries: (1) certain investment cast airfoils (superalloy), investment cast structures (superalloy, aluminum and titanium) and coatings for nickel-based castings; (2) certain fastening systems or components and seamless rolled ring forgings; (3) certain building and construction products; (4) coated aluminum commercial vehicle wheels; (5) certain wrought aluminum alloy products; (6) an aluminum alloy billet product; (7) certain coated aluminum coil products for industrial applications; (8) certain fabricated titanium or specialty metal components; and (9) cast and wrought nickel-based, cobalt-based and iron-based alloys for metals fabricating.

Smelter and Refiner Information

The Suppliers identified to us the facilities listed in Annex A to this report as having processed the necessary 3TG contained in the in-scope products described above. The smelters and refiners listed in Annex A may not be all of the facilities used to process the necessary 3TG in our supply chain, since not all of the Suppliers responded to our request and the Suppliers that did respond to our request in some cases did not identify the processors of all of the 3TG content contained in these products. Although we requested “product” level disclosure from Suppliers, Suppliers responded on a “product” level, “company” level or “user defined” basis.

Country of Origin Information

Annex A to this report lists the identified facilities and provides country of origin information. However, if a smelter or refiner sourced from multiple countries, we were not able to determine the country of origin of the 3TG specific to our products. Therefore, not all of the countries of origin may apply to the 3TG in our in-scope products. We do not have country of origin information for 3TG processed by some of the smelters and refiners listed in Annex A.

Some of Arconic’s products described above that contained 3TG for which we were not able to determine the origin also contained 3TG that, based on our reasonable country of origin inquiry, we believe came from recycled or scrap sources.

We sought to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that the Suppliers provide us with a completed CMRT. Where a smelter or refiner was identified, we or the Service Provider on our behalf also reviewed publicly available information, to the extent available, to try to determine the mine or location of origin.

V.	Additional Risk Mitigation Efforts

We intend to take the following additional steps in respect of our 2017 compliance to mitigate the risk that the necessary 3TG in our in-scope products finance or benefit armed groups:

1.	Continue to encourage Suppliers that provided company level information for 2016 to provide product level information for 2017 through ongoing outreach with these Suppliers.

2	Engage with Suppliers that provided incomplete responses or that did not provide responses for 2016 to help ensure that they provide requested information for 2017.

3.	Monitor and encourage the continuing development and progress of traceability measures at Suppliers that indicated for 2016 that the source of 3TG was unknown or undeterminable.

4.	Communicate to new potentially in-scope suppliers our sourcing expectations. In addition, as new in-scope suppliers are added, work with these suppliers to help ensure that they understand our compliance requirements, the requirements of the Conflict Minerals Rule and the OECD Guidance.

All of the foregoing steps are in addition to the steps that we took in respect of 2016, which we intend to continue to take in respect of 2017 to the extent applicable.

Annex A

The following list contains smelters and refiners reported by our Suppliers that have been used to process the necessary conflict minerals contained in Arconic’s in-scope products. This data is presented as of May 12, 2017.

Mineral	Smelter or Refiner Name	Smelter or Refiner Location	Status

Tantalum	Exotech Inc.	United States	Compliant

Tantalum	Telex Metals	United States	Compliant

Tin	Alpha	United States	Compliant

Tin	China Tin Group Co., Ltd.	China	Compliant

Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil	Compliant

Tin	CV Ayi Jaya	Indonesia	Compliant

Tin	CV United Smelting	Indonesia	Compliant

Tin	CV Venus Inti Perkasa	Indonesia	Compliant

Tin	EM Vinto	Bolivia	Compliant

Tin	Fenix Metals	Poland	Compliant

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Compliant

Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	Compliant

Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Compliant

Tin	Metallo-Belgium N.V.	Belgium	Compliant

Tin	Mineração Taboca S.A.	Brazil	Compliant

Tin	Minsur	Peru	Compliant

Tin	Mitsubishi Materials Corporation	Japan	Compliant

Tin	Operaciones Metalurgical S.A.	Bolivia	Compliant

Tin	PT Aries Kencana Sejahtera	Indonesia	Compliant

Tin	PT Artha Cipta Langgeng	Indonesia	Compliant

Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Compliant

Tin	PT Babel Inti Perkasa	Indonesia	Compliant

Tin	PT Bangka Prima Tin	Indonesia	Compliant

Tin	PT Bangka Tin Industry	Indonesia	Compliant

Tin	PT Belitung Industri Sejahtera	Indonesia	Compliant

Tin	PT Bukit Timah	Indonesia	Compliant

Tin	PT DS Jaya Abadi	Indonesia	Compliant

Tin	PT Eunindo Usaha Mandiri	Indonesia	Compliant

Tin	PT Inti Stania Prima	Indonesia	Compliant

Tin	PT Lautan Harmonis Sejahtera	Indonesia	Compliant

Tin	PT Menara Cipta Mulia	Indonesia	Compliant

Tin	PT Mitra Stania Prima	Indonesia	Compliant

Tin	PT Prima Timah Utama	Indonesia	Compliant

Tin	PT Refined Bangka Tin	Indonesia	Compliant

Tin	PT Sariwiguna Binasentosa	Indonesia	Compliant

Tin	PT Stanindo Inti Perkasa	Indonesia	Compliant

Tin	PT Sukses Inti Makmur	Indonesia	Compliant

Tin	PT Timah (Persero) Tbk Kundur	Indonesia	Compliant

Tin	PT Timah (Persero) Tbk Mentok	Indonesia	Compliant

Tin	PT Tinindo Inter Nusa	Indonesia	Compliant

Tin	Rui Da Hung	Taiwan	Compliant

Tin	Soft Metais Ltda.	Brazil	Compliant

Tin	Thaisarco	Thailand	Compliant

Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	Compliant

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Compliant

Tin	Yunnan Tin Company Limited	China	Compliant

Tin	Yunnan Tin Group (Holding) Company Limited	China	Compliant

Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China	Active

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	On Reference List Only

Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan	Compliant

Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam	Compliant

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Compliant

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Compliant

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	Compliant

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Compliant

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Compliant

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Compliant

Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China	Compliant

Tungsten	Golden Egret Special Alloy Co. Ltd	China	Compliant

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Compliant

Tungsten	H.C. Starck GmbH	Germany	Compliant

Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany	Compliant

Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Compliant

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	Compliant

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Compliant

Tungsten	Izawa Metal Co., Ltd	Thailand	Compliant

Tungsten	Jiangsu Hetian Technological Material Co., Ltd	China	Compliant

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Compliant

Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	China	Compliant

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Compliant

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Compliant

Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China	Compliant

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Compliant

Tungsten	Kennametal Fallon	United States	Compliant

Tungsten	Kennametal Huntsville	United States	Compliant

Tungsten	North American Tungsten	Canada	Compliant

Tungsten	Tamano Smelter, Hibi Kyodo Smelting Co., Ltd	Japan	Compliant

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam	Compliant

Tungsten	Voss Metals Company, Inc.	United States	Compliant

Tungsten	Xiamen Honglu Tungsten Molybdenum Industry Co. Ltd	China	Compliant

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Compliant

Tungsten	Xiamen Tungsten Co., Ltd.	China	Compliant

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China	On Reference List Only

Tungsten	Global Tungsten & Powders Corp.	United States	On Reference List Only

Tungsten	Hydrometallurg, JSC	Russian Federation	On Reference List Only

Tungsten	Japan New Metals Co., Ltd.	Japan	On Reference List Only

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	On Reference List Only

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China	On Reference List Only

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	On Reference List Only

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam	On Reference List Only

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam	On Reference List Only

Tungsten	Wolfram Bergbau und Hütten AG	Austria	On Reference List Only

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	On Reference List Only

The Company notes the following in connection with the information in the table above:

a.	The smelters or refiners (“SORs”) reflected above may not include all of the SORs in Arconic’s supply chain, since some Suppliers did not identify all of their SORs and because not all Suppliers responded to Arconic’s inquiries.

b.	The table only includes entities that were listed as SORs on the Smelter Reference List tab of the CMRT.

c.	“Compliant” means that a SOR was listed as compliant with the Conflict-Free Smelter Program’s (the “CFSP’s”) assessment protocols, including through mutual recognition. SORs that are listed as “Re-audit in process” by the CFSP are considered to be Compliant by the CFSP. Included SORs were not necessarily Compliant for all or part of 2016 and may not continue to be Compliant for any future period.

d.	“Active” is a CSFP designation that means that the SOR was listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the SOR has agreed to complete a CFSP validation audit within two years of membership issuance by the Tungsten Industry—Conflict Minerals Council.

e.	“On Reference List Only” means that a SOR is listed on the Smelter Reference List tab of the CMRT, but is not listed as “Compliant” or “Active.”

f.	SOR status and location reflected in the table is based solely on information made publicly available by the CFSI, without independent verification by Arconic.

Country of Origin Information

The countries of origin of the 3TG processed by the SORs listed in the table above are believed to have potentially included the countries in the categories listed below. The categories are organized by risk. These may not be all of the countries from which the identified SORs have sourced, and the identified SORs may not have sourced from all of these countries.

L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export from the Covered Countries: Australia, Austria, Benin, Bolivia, Brazil, Burkina Faso, Cambodia, Canada, Chile, China, Colombia, Ecuador, Eritrea, Ethiopia, France, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russia, Senegal, Sierra Leone, Spain, Thailand, Togo, United States of America, Uzbekistan, Vietnam and Zimbabwe.

L2 - Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Mozambique and South Africa.

L3 - The DRC and its nine adjoining countries: Burundi, Rwanda, Uganda

DRC - The Democratic Republic of the Congo.

Alternatively, or in addition, some of the identified SORs may have sourced from recycled or scrap sources.